Exhibit 99.1

I-FLOW CORPORATION	20202 Windrow Drive Lake Forest, CA 92630 (800) 448-3569 (949) 206-2700 Fax (949) 206-2600	FOR IMMEDIATE RELEASE

Investor Contact: Neil Berkman Berkman Associates (310) 277-5162 info@BerkmanAssociates.com	Company Contact: James R. Talevich Chief Financial Officer (949) 206-2700 www.iflo.com
I-Flow Reports Profitable 2006 Second Quarter
Regional Anesthesia Sales Increased 36% Outpacing First Quarter’s Growth Rate of 32%
Profitability Achieved on Total Revenue Increase of 26% From Last Year’s Second Quarter
Management Continues to Expect Profitability For 2006 On About 25% Total Revenue Growth
     LAKE FOREST, CALIFORNIA, July 27, 2006 . . . I-FLOW CORPORATION (NASDAQ:IFLO) today announced net income for the second quarter ended June 30, 2006 of $433,000, or $0.02 per basic and diluted share, which included stock-based compensation expense of $1,733,000. This compares to a net loss of $645,000, or $0.03 per basic and diluted share, for the second quarter of 2005, which included stock-based compensation expense of $948,000.
     Regional Anesthesia revenue increased 36% versus last year’s second quarter, up from the 32% Regional Anesthesia growth rate reported for this year’s first quarter versus the first quarter of 2005. Total revenue increased 26% for the second quarter of 2006 versus the same period last year.
     Chairman, President and Chief Executive Officer Donald M. Earhart said, “Last quarter we predicted that I-Flow would be profitable in 2006 after stock-based compensation expense on growth in total revenue of about 25%. We believe our second quarter performance shows that we are turning this expectation into reality. We remain confident that we will achieve our projections for the year as a whole.”
     Earhart added, “More and more patients each quarter are experiencing first hand the improvement in surgical outcomes made possible by our proprietary ON-Q® family of products for the relief of post-surgical pain. Growth in our Regional Anesthesia business is being driven by the steadily increasing productivity of our sales team, bolstered by the accumulation of third party clinical studies which have consistently shown the benefits of ON-Q in an expanding number of surgical applications, our carefully targeted co-marketing and advertising programs, and our focus on large-incision surgeries where ON-Q makes a bigger difference in patient outcome. Our strong performance reflects our total commitment to effectively executing this strategy.
     “We believe ON-Q is redefining recovery and setting a new best-practice benchmark for post-surgical pain relief in hospitals and ambulatory surgery centers throughout the country. What is particularly exciting is that even with all that we have achieved, we believe we have barely scratched the surface of ON-Q’s market potential. With the operating leverage we have built into the Company, our rapid growth is increasing the resources we have available to invest in our Regional Anesthesia business. We are determined to make the most of this exceptional opportunity by continuing to build market share while remaining focused on our drive for profitability.”
     Second Quarter Results
     For the three months ended June 30, 2006, revenue increased 26% to a record $30,401,000 from $24,183,000 for the second quarter of 2005.
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I-Flow Reports Profitable 2006 Second Quarter
July 27, 2006
Page Two
     Sales in the Company’s Regional Anesthesia segment, which includes the ON-Q PainBuster® Post-Operative Pain Relief System, the ON-Q C-bloc® Continuous Nerve Block System, the ON-Q Soaker® Catheter, the new ON-Q SilverSoakerTM Catheter, and ON-Q third party billings, increased 36% for this year’s second quarter versus prior year to a record $17,046,000 from $12,492,000 last year. Earhart said that the Company’s recently introduced ON-Q SilverSoaker line of products, which offer enhanced antimicrobial properties as an added layer of protection against the risk of infection, ON-Q tunneling tools, which are expanding the market for ON-Q, especially in large-incision surgeries, and ON-Q C-bloc, especially in orthopedic surgeries, contributed significantly to this growth. Earhart noted ON-Q C-bloc revenues had a breakout quarter with revenues increasing 168% in this year’s second quarter versus the prior year quarter to a record $1,536,000 from $573,000 last year.
     Oncology Infusion Services revenue increased 26% to $7,966,000 from $6,332,000 for last year’s second quarter. Earhart noted that market-wide supplies of a commonly used chemotherapy drug, fluorouracil (5-FU), which had been in short supply through the end of March 2006, returned to normal as anticipated early in the second quarter. However, he explained that growth in this business was affected during the period while the pipeline of patients for treatment was rebuilt. “With the 5-FU shortage now behind us and the increasing popularity of electronic ambulatory infusion pumps to provide multiple-day infusions of chemotherapy drugs to patients at home, we expect the performance of Oncology Infusion Services to continue to improve going forward,” he said. Pump purchases this quarter exceeded $680,000.
     IV Infusion Therapy revenue increased 1% to $5,389,000 from $5,359,000 in the prior year quarter.
     SG&A expenses increased 19% for the second quarter of 2006 versus 2005, substantially below the rate of revenue growth for the period.
     Net income for the second quarter of 2006 was $433,000, or $0.02 per basic and diluted share, which included stock-based compensation expense of $1,733,000. This compares to a net loss for the second quarter of 2005 of $645,000, or $0.03 per basic and diluted share, which included stock-based compensation expense of $948,000.
     At June 30, 2006, I-Flow reported net working capital of approximately $53.9 million, including cash and cash equivalents and short-term investments of $24.4 million, no long-term debt, and shareholders’ equity of $73.5 million.
First Half Results
     For the six months ended June 30, 2006, revenue increased 24% to a record $58,019,000 from $46,924,000 for the first six months of 2005. Regional Anesthesia revenue increased 35% to $31,324,000 from $23,282,000. Oncology Infusion Services revenue increased 22% to $15,683,000 from $12,803,000. IV Infusion Therapy revenue increased 2% to $11,012,000 from $10,839,000.
     SG&A expenses increased 15% to $41,543,000 for the first half of 2006 compared to $36,156,000 for the first half of 2005.
     The net loss for the first six months of 2006 was $49,000, or $0.00 per basic and diluted share, which included stock-based compensation expense of $2,544,000. This compares to a net loss for the first six months of 2005 of $2,654,000, or $0.12 per basic and diluted share, which included stock-based compensation expense of $1,699,000.
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I-Flow Reports Profitable 2006 Second Quarter
July 27, 2006
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Conference Call
     I-Flow has scheduled a conference call today at 11:00 a.m. EDT. A simultaneous webcast may be accessed from the Investors link at www.IFLO.com. A replay will be available after 1:00 p.m. EDT at this same Internet address. For a telephone replay, dial (800) 633-8284, reservation #21292698, after 1:00 p.m. EDT.
     The financial results included in this release are unaudited. The Company’s complete financial statements for the three and six months ended June 30, 2006 and 2005 will be included in I-Flow’s Quarterly Report on Form 10-Q to be filed with the SEC on or about August 3, 2006.
About I-Flow
     I-Flow Corporation (www.IFLO.com) designs, develops and markets technically advanced, low cost ambulatory infusion systems that are redefining the standard of care by providing life enhancing, cost-effective solutions for pain relief.
“Safe Harbor” Statement
     Certain disclosures made by the Company in this press release and in other reports and statements released by the Company are and will be forward-looking in nature, such as comments that express the Company’s opinions about trends and factors that may impact future operating results. Disclosures that use words such as the Company “believes,” “predicts,” “projects,” “anticipates,” or “expects” or use similar expressions are intended to identify forward-looking statements. Forward-looking statements are subject to certain material risks, assumptions and uncertainties, which could cause actual results to differ from those expected, and readers are cautioned not to place undue reliance on these forward-looking statements. The Company undertakes no obligation to republish revised forward-looking statements to reflect the occurrence of unanticipated or subsequent events. Readers are also urged to carefully review and consider the various disclosures made by the Company in this release which seek to advise interested parties of the risks and other factors that affect the Company’s business, as well as in the Company’s periodic reports on Forms 10-K, 10-Q, and 8-K filed with the Securities and Exchange Commission. The risks affecting the Company’s business include, among others: implementation of our direct sales strategy; the reimbursement system currently in place and future changes to that system; dependence on the Company’s suppliers and distributors; reliance on the success of the home health care industry; the Company’s continuing compliance with applicable laws and regulations, such as the Food, Drug and Cosmetic Act, and the FDA’s concurrence with the Company’s management’s subjective judgment on compliance issues; competition in the industry; intellectual property challenges and claims; economic and political conditions in foreign countries; currency exchange rates; inadequacy of booked reserves; technological changes; and product availability and acceptance. All forward-looking statements, whether made in this release or elsewhere, should be considered in context with the various disclosures made by the Company about its business.
(tables attached)

I-FLOW CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(in thousands, except for per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Net revenues	$30,401	$24,183	$58,019	$46,924
Cost of sales	8,126	6,359	15,458	12,461

Gross profit	22,275	17,824	42,561	34,463
Costs and expenses:
Selling, general & administrative	21,341	17,970	41,543	36,156
Product development	564	672	1,147	1,295

Total expenses	21,905	18,642	42,690	37,451

Operating income (loss)	370	(818)	(129)	(2,988)
Interest income, net	193	234	357	473

Operating income (loss) before income taxes	563	(584)	228	(2,515)
Provision for income taxes	130	61	277	139

Net income (loss)	$433	$(645)	$(49)	$(2,654)

Net income (loss) per share
Basic	$0.02	$(0.03)	$0.00	$(0.12)
Diluted	$0.02	$(0.03)	$0.00	$(0.12)

Weighted average shares
Basic	23,346	22,389	23,024	22,309
Diluted	24,581	22,389	23,024	22,309

CONDENSED CONSOLIDATED BALANCE SHEET (Unaudited)
($ in thousands)

	June 30,	Dec. 31,		June 30,	Dec. 31,
ASSETS	2006	2005	LIABILITIES AND EQUITY	2006	2005

Cash, Equivalents & Short-term Investments	$24,426	$27,153	Current Liabilities	$11,988	$12,904
Accounts Receivable, net	26,158	22,344
Inventories, net	13,237	11,717	Long-term Liabilities	—	—
Other Current Assets	2,025	1,423
Property, Plant & Equipment, net	14,179	14,867
Other Assets	5,423	5,449	Shareholders’ Equity	73,460	70,049

Total	$85,448	$82,953	Total	$85,448	$82,953